The registrant requests that the registration statement become effective immediately upon filing pursuant to Securities Act Rule 462.

Registration No. 33-
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
________________
FORM S-8

SUPPLEMENTAL REGISTRATION STATEMENT UNDER THE SECURITIES ACT 0F 1933 RELATING TO THE REGISTRATION OF ADDITIONAL SECURITIES
BAUSCH & LOMB INCORPORATED (Exact name of registrant as specified in its charter)
NEW YORK (State or other jurisdiction of incorporation or organization)	16-0345235 (I.R.S. Employer Identification No.)

ONE BAUSCH & LOMB PLACE, ROCHESTER, NEW YORK 14604-2701 (Address of principal executive offices and zip code)

BAUSCH & LOMB INCORPORATED 1990 Stock Incentive Plan (Full title of plan) ______________
Robert B. Stiles Senior Vice President and General Counsel Bausch & Lomb Incorporated ONE BAUSCH & LOMB PLACE ROCHESTER, NEW YORK 14604-2701 (Name and address of agent for service)

Telephone number, including area code, of agent for service: (585) 338.6409

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered	Proposed Maximum Offering Price per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee
Class B Stock, $.08 par value	4,750,000 shares	$35.24	$167,390,000	$40,006.21
Common Stock, $.40 par Value	4,750,000 shares	**	**	None

_____________________

*     Inserted solely for purposes of calculating the registration fee pursuant to Rule 457(h), and based upon the average of the high and low prices for the registrant's common stock on the New York Stock Exchange on December 18, 2001.

**   The shares of Common Stock are shares which may be exchanged by the registrant for shares of Class B Stock registered hereunder and the registrant will receive no additional consideration for the issuance of such shares.

Incorporation of Previously Filed S-8 Registration Statement

By Reference

__________________________________________________________

The contents of the Form S-8 Registration Statement relative to the Bausch & Lomb Incorporated 1990 Stock Incentive Plan ("Plan") which was previously filed by the Company with the Securities and Exchange commission is hereby incorporated in this Supplemental Registration Statement by reference. The initial Form S-8 Registration Statement relating to the Plan, dated June 27, 1990 was filed under Registration No. 33-35667.

Certain portions of the previously filed Form S-8 have been updated in this supplemental Form S-8. To the extent a conflict exists between the contents of the previously filed Form S-8 and the contents of the updated portions filed herewith, the updated portions filed herewith shall control.

Update of

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Update of Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are incorporated in this Supplemental Registration Statement by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, and

2. All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since December 30, 2000.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Update of Description of Securities.

The Company's Certificate of Incorporation now authorizes the issuance of 200,000,000 shares of Common Stock, par value $.40 per share, 15,000,000 shares of Class B Stock, par value $.08 per share, 10,000 shares of 4% Cumulative Preferred Stock, par value $100 per share, and 25,000,000 shares of Class A Preferred Stock, par value $1 per share.

The remainder of Item 4. Description of Securities as articulated in the previously filed Form S-8 Registration Statement is incorporated herein by reference.

Item 5.    Update of Interests of Named Experts and Counsel

Robert B. Stiles, Senior Vice President and General Counsel of the Company, One Bausch & Lomb Place, Rochester, New York, has passed upon the legality under the law of New York, the state in which the Company is incorporated, of the Common Stock and Class B Stock of the Company being offered hereby. Mr. Stiles directly owns 5,913 shares of Common Stock and indirectly owns 30 shares of Common Stock in the names of his daughters. Mr. Stiles is the beneficial owner of options to purchase 104,195 shares of Class B Stock granted under the Company's 1990 Stock Incentive Plan, only 56,528 of which are currently exercisable. Mr. Stiles also holds 26,931 shares of Class B stock (which includes fully vested Restricted Stock) and 8,130 shares of Restricted Stock subject to vesting requirements. Pursuant to the Company's 401(k) Account Plan, Mr. Stiles is the beneficial owner of 2,196 shares of Common Stock.

The financial statements of Bausch & Lomb Incorporated and its consolidated subsidiaries incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 8.    Update of Exhibits

See updated Exhibit Index attached hereto.

Item 9.    Update of Undertaking

The "Undertakings" articulated in the previously filed Form S-8 Registration Statement relative to the Bausch & Lomb Incorporated 1990 Stock Incentive Plan are hereby supplemented to include the following additional undertaking under (a) (1) (ii): "Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement."

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Rochester, and the State of New York, on this 20th day of December, 2001.

BAUSCH & LOMB INCORPORATED

By:      /s/ Ronald L. Zarrella

            Ronald L. Zarrella
            Chairman of the Board and
            Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer
Date: December 20, 2001	By: /s/ Ronald L. Zarrella
Ronald L. Zarrella Chairman of the Board and Chief Executive Officer

Chief Financial Officer
Date: December 20, 2001	By: /s/ Stephen C. McCluski
Stephen C. McCluski Senior Vice President - Finance

Corporate Controller
Date: December 20, 2001	By: /s/ Jurij Z. Kushner
Jurij Z. Kushner Vice President and Controller

Directors
Franklin E. Agnew
Domenico DeSole
Jonathan S. Linen
Ruth R. McCullin
John R. Purcell
Linda Johnson Rice
William M. Waltrip
Kenneth L. Wolfe
By: /s/ Robert B. Stiles	Date: December 20, 2001
Robert B. Stiles Attorney-in-Fact

By: /s/ Ronald L. Zarrella	Date: December 20, 2001
Ronald L. Zarrella

Updated Exhibit Index

S-K ITEM 601 NO.	DOCUMENT
(4)-a

Certificate of Incorporation of Bausch & Lomb Incorporated (filed as Exhibit (3)-a to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1985, file No. 1-4105, and incorporated herein by reference.)

(4)-b

Certificate of Amendment of Bausch & Lomb Incorporated (filed as Exhibit (3)-b to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988, file No. 1-4105, and incorporated herein by reference.)

(4)-c

Certificate of Amendment of Bausch & Lomb Incorporated (filed as Exhibit (3)-c to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1992, file No. 1-4105, and incorporated herein by reference.)

(5)	Opinion of Robert B. Stiles, Esq., Senior Vice President and General Counsel of the Company (Filed herewith).
(23)-a	Consent of Robert B. Stiles, Esq., Senior Vice President and General Counsel of the Company (included as part of Exhibit 5).
(23)-b	Consent of PricewaterhouseCoopers LLP (Filed herewith).
(24)	Powers of Attorney (Filed herewith).